Exhibit 3.62
Translation
BYLAWS
OF
BORLEM ALUMÍNIO S.A.
ARTICLE I – NAME, HEADQUARTERS AND TERM
Clause One The Company name is BORLEM ALUMÍNIO S.A. (the “Company”) and it shall be governed by these Bylaws and the applicable law.
Clause Two The venue and head offices of the Company shall be the City of Santo André, State of São Paulo, at Avenida Alexandre Gusmão, No. 834, Parque Capuava. The Company may, upon the Executive Committee resolution, open branches and other facilities anywhere within the Brazilian territory, granting them, for legal purposes, a separate capital, allocated from the parent company.
Clause Three The Company shall operate for indefinite term.
ARTICLE II – PURPOSE
Clause Four The purpose of the Company shall be the manufacture, marketing and export of car parts, metal and mechanical products, machinery, components and raw material.
Sole Paragraph In order to comply with its object, the Company may constitute subsidiaries and have equity over the capital of other companies.
ARTICLE III – STOCK CAPITAL
Clause Five The fully subscribed stock capital of the Company is of R$ 29,422,991.00 (twenty-nine million, four hundred and twenty-two thousand, nine hundred and ninety-one Reais), divided into 29,422,991 (twenty-nine million, four hundred and twenty-two thousand, nine hundred and ninety-one) common registered shares, with no par value.

First Paragraph Each common registered share will be entitled to 1 (one) vote in the resolutions of the Shareholders Meetings.
Second Paragraph The capitalization of the profits and reserves shall be effected with no modification to the number of existing shares. The Shareholders Meeting may deliberate increases to the stock capital upon the issue of new common registered and/or preferred shares.
ARTICLE IV — MANAGEMENT
Clause Six The Company shall be managed by an Executive Committee comprised by 2 (two) members, one of them the President and the other Vice-President, both resident and domiciled in Brazil, either shareholders or not, elected by the Shareholders Meeting. The Company’s President and Vice-President may be dismissed by the Shareholders Meeting at anytime.
First Paragraph The members of the Executive Committee shall hold office for 01 (one) year, shall be installed upon signature of the respective terms within the 30 (thirty) days subsequent to the election, and shall remain in the respective office up to the installation of its substitutes, with the reelection being allowed.
Second Paragraph The members of the Executive Committee shall be excepted to post a bond as guaranty of office.
Third Paragraph The Shareholders Meeting shall establish, annually, the compensation for the members of the Executive Committee.
Clause Seven The Executive Committee, under the Law and these Bylaws limitations, is invested with all powers for the administration and representation of the Company.
Clause Eight The Executive Committee may practice all acts required for the fulfillment of the corporate objectives, except those related as follows, which practice shall be subject to previous and express approval by the Shareholders Meeting:
a) the distribution of dividends;
b) granting of warranties, guaranties or any other security in businesses or transactions with third parties, except businesses or transactions of its subsidiaries or affiliated companies, as well as home lease agreements of its Directors and employees;

c) constitution of subsidiaries, or its dissolution or liquidation;
d) acquisition, disposal of or encumbrance of whatever corporate equity;
e) voting of the corporate equities held by the Company;
f) entering of whatever agreement relative to the corporate equities held by the Company;
g) granting or taking loans in cash, except the advancements to suppliers;
h) acquisition, disposal of or encumbrance of fixed assets of the Company which amount exceeds in Brazilian currency the equivalent to US$ 100,000.00 (one hundred thousand dollars);
i) acquisition, disposal of, loan for use or encumbrance of real estate;
j) signature of leasing agreements of real estate;
l) entering into whatever contracts or agreements, transfer or the reception of technology or licensing of industrial property rights;
m) entering into contracts or agreements which values are higher than the equivalent to US$ 500,000.00 (five hundred thousand US Dollars) in Brazilian currency or which duration is higher than 12 (twelve) months.
n) donation or contribution to political parties or organizations, when authorized by the legislation in force;
o) the indication of attorneys with powers to practice the acts enlisted hereunder; and
p) any other act which shall be periodically determined by the Shareholders Meeting.
Clause Nine The Executive Committee shall represent the Company as plaintiff or defendant, in court or out of court, as well as be in charge of the supervision, coordination and general management of the Company’s Activities.
Clause Ten Any and all acts and/or documents involving liability to the Company, or dismissing third parties responsibilities to the same, shall only be valid if practiced and/or signed:
a) by the President and Vice-President of the Company, acting jointly; or

b) by either the President or the Vice-President together with an attorney-in-fact, acting jointly, within the limits established in the respective Powers of Attorney; or
c) by two attorneys, acting within the limits established in the respective Powers of Attorney; or
d) by an attorney with special powers, acting within the limits established in the respective Power of Attorney.
Sole Paragraph The Powers of Attorney of the Company shall always be granted by either the President or the Vice-President of the Company, after prior and express authorization of the Shareholders Meeting, expect for the Powers of Attorney for the representation of the Company before any public authority (Federal, State or Municipal) or granting powers “ad judicia” which can be granted by either the President or the Vice-President of the Company independently of the Shareholders Meeting’s authorization. The powers granted shall always be express under the Powers of Attorney and, except those with powers “ad judicia”, shall have limited term.
Clause eleven either the President or the Vice-President of the Company or attorney with special powers, acting severely, will hold powers to:
a) endorse checks for deposit in the Company’s accounts;
b) issue trade bills and endorse them with the purpose of collection; and
c) sign routine correspondence addressed to banks, clients and suppliers, not creating however, any responsibility to the Company.
Clause Twelve The Executive Committee shall meet as required, upon the President Director’s call for meeting, who will be in charge to preside over the meetings.
Clause Thirteen In the event of an office vacancy in the Executive Committee, a Shareholders Meeting shall be called, by which a new member shall be elected, who shall conclude the remaining term of office of the Director to be replaced.
ARTICLE V – SHAREHOLDERS MEETINGS
Clause Fourteen The Shareholders Meetings shall be regular or special. The Regular Meetings will be held within the four months subsequent to the end of the fiscal year, and the Special Meetings shall be held whenever the social interests so require.

Clause Fifteen The Shareholders Meetings shall be presided by a shareholder or shareholder’s attorney elected by majority of votes by the present. The Chairman of the Meeting shall be responsible for the selection of the secretary.
Sole Paragraph The call, installation and deliberation of the Shareholders Meetings shall be in compliance with the legal provisions in force.
Clause Sixteen The deliberations in Shareholders Meetings will be taken by absolute majority of votes.
ARTICLE VI – FISCAL COMMITTEE
Clause Seventeen The Company shall have one Fiscal Committee, which will exercise the attributions imposed by law and, which will only be installed in the corporate years as required by the shareholders, in the form and conditions legally foreseen.
First Paragraph The Fiscal Committee shall be comprised of 3 (three) effective and 3 (three) deputy members, either shareholders or not, resident in Brazil. In the corporate years where the installation of the Fiscal Committee is required, the Shareholders Meeting shall elect its members and will name one of them as the President of the Fiscal Committee, as well as it will establish the respective compensation, with the termination of office of the members on the date of the first Shareholders Meeting held after its installation.
Second Paragraph The Fiscal Committee’s deliberations shall be taken by majority of votes.
ARTICLE VII – FISCAL YEAR AND BALANCE SHEET
Clause Eighteen The fiscal year shall end on December 31 of each year, when the financial statements of the year shall be verified, pursuant to legal requirements.
First Paragraph After the deductions required by law, the Shareholders Meeting shall decide about the destination of profits, upon the Executive Committee proposal, fixing as minimum mandatory dividend, the equivalent to 25% (twenty-five percent) of the year’s net profit, adjusted under the legal form.

Second Paragraph The Shareholders Meeting may, without opposition of any present shareholder in attendance, deliberate the distribution of dividend lower than the mandatory or the retention of all profit.
Clause Nineteen The Company may elaborate semi-annual or quarter balance sheets and, upon the Executive Committee’s proposal, state dividends at the account of the profit verified within the period, as well as to declare intermediate profits at the account of the accrued profits or reserves of profits existing in the last annual or semi-annual balance sheet.
ARTICLE VIII – LIQUIDATION
Clause Twenty The Company will be dissolved and will be under liquidation in the cases legally foreseen, with the Shareholders Meeting in charge for the establishment of the mode of liquidation and elect the liquidator or liquidators.